Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-157386 and 333-157386-01

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale of securities is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2010

PRICING SUPPLEMENT NO. 2010—MTNDD DATED SEPTEMBER     , 2010

(TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2009 AND PROSPECTUS DATED FEBRUARY 18, 2009) MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

Synthetic Buy-Write Notes Based Upon the Common Stock of The Mosaic Company Due March     , 2011

$1,000 per Note

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

•	The notes will mature on March , 2011.

•	The notes are based upon the common stock of The Mosaic Company (which we refer to as the underlying equity).

•

You will receive at maturity for each note you hold a maturity payment based on the percentage change in the closing price of the underlying equity from the date on which the notes are priced for initial sale to the public (which we refer to as the pricing date) to the third trading day before maturity (which we refer to as the valuation date). The maturity payment may be greater than, equal to, or less than your initial investment in the notes.

•

If the closing price of the underlying equity on the valuation date (which we refer to as the final equity price) is greater than its closing price on the pricing date (which we refer to as the initial equity price), at maturity you will receive for each note you then hold the $1,000 principal amount per note plus a note return amount equal to the product of (i) $1,000 and (ii) the percentage change in the closing price of the underlying equity from the pricing date to the valuation date (which we refer to as the equity percentage change), subject to a maximum return on the notes of 15%. Thus, in no circumstance will the principal payment you receive at maturity be more than $1,150 per note.

•	If the final equity price is equal to the initial equity price, the note return amount will be zero and at maturity you will receive for each note you then hold the $1,000 principal amount per note.

•

If the final equity price is less than the initial equity price, at maturity you will receive for each note you then hold the $1,000 principal amount per note plus a note return amount equal to the product of (i) $1,000 and (ii) the equity percentage change (which will be negative). Thus, if the final equity price is less than the initial equity price (regardless of the closing price of the underlying equity at any other time during the term of the notes), the principal payment at maturity will be less than your initial investment of $1,000 per note and your investment will result in a loss of principal.

•

The notes will pay quarterly interest at a fixed rate of 12.20% to 12.80% per annum (approximately 6.10% to 6.40% for the term of the notes) (to be determined on the pricing date) on December     , 2010 and on the maturity date.

•	At maturity you could receive an amount less than the principal amount of your initial investment in the notes.

•	We will not apply to list the notes on any exchange.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-2.

The notes have not been passed on by The Mosaic Company. The notes are not sponsored, endorsed, sold or promoted by The Mosaic Company and The Mosaic Company makes no warranties and bears no liability with respect to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price	$1,000.00	$
Underwriting Discount	$0.00	$
Proceeds to Citigroup Funding Inc.	$1,000.00	$

It is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

We expect to deliver the notes to purchasers on or about September     , 2010.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the maturity payment will be based on the percentage change in the closing price of the underlying equity from the pricing date to the valuation date, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing price of the underlying equity and other events that are difficult to predict and beyond our control.

You Will Receive Less than Your Initial Investment at Maturity if the Closing Price of the Underlying Equity Declines From the Pricing Date to the Valuation Date

The amount payable at maturity will depend on the equity percentage change. If the final equity price has declined from the initial equity price, the amount you receive for each note will be less than the $1,000 you paid for each note and could be zero. This will be true even if the closing price of the underlying equity exceeds the initial equity price at one or more times during the term of the notes.

The Appreciation of Your Investment in the Notes Will Be Limited

Because the maximum return on the notes is limited to 15% of the principal amount of the notes, the notes may provide less opportunity for appreciation than an investment in an instrument directly linked to the underlying equity. If the final equity price exceeds the initial equity price by more than 15%, the appreciation on an investment in the notes will be less than the appreciation on an investment in an instrument that is directly linked to the underlying equity but is not subject to the maximum return.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

If the final equity price is less than approximately $        (resulting in your receiving a total amount at maturity that is less than the principal amount of your notes), the effective yield on the notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) with a comparable maturity.

We May Engage in Business with or Involving The Mosaic Company Without Regard to Your Interests

We or our affiliates may presently or from time to time engage in business with The Mosaic Company without regard to your interests, including extending loans to, or making equity investments in, The Mosaic Company or providing advisory services to The Mosaic Company, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about The Mosaic Company. Neither we nor any of our affiliates undertakes to disclose any such information to you.

The Amount You Receive on the Maturity Date May Be Reduced because the Antidilution Adjustments the Calculation Agent Is Required to Make Do Not Cover Every Corporate Event that Could Affect the Common Stock of The Mosaic Company

The amount you receive on the maturity date will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of The Mosaic Company that modify its capital structure and a number of other transactions involving The Mosaic Company, as well as for the liquidation, dissolution or winding up of The Mosaic Company. You should refer to the section “Description of the Notes – Dilution Adjustments” in this pricing supplement. The amount you receive on the maturity date will not be adjusted for other events that may adversely affect the price of the underlying equity, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive on the maturity date to the price of the underlying equity, these other events may reduce the amount you receive on the maturity date on the notes. Additionally, the market price of the notes may be materially and adversely affected.

The Notes are Subject to the Credit Risk of Citigroup Inc. and Any Actual or Anticipated Changes to its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes

You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by an entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of the notes in any secondary market will be affected by supply of and demand for the notes, the closing prices of the underlying equity and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Closing Price of the Underlying Equity. We expect that the market value of the notes will depend substantially on the amount, if any, by which the closing price of the underlying equity changes from the initial equity price. However, changes in the closing price of the underlying equity may not always be reflected in full or in part, in the market value of the notes. If you choose to sell your notes when the closing price of the underlying equity exceeds the initial equity price, you may receive substantially less than the amount that would be payable at maturity because of expectations that the closing price of the underlying equity will continue to fluctuate from that time to the valuation date. If you choose to sell your notes when the closing price of the underlying equity is below the initial equity price, you will likely receive less than the amount you originally invested.

The closing price of the underlying equity will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying equity is traded. Citigroup Funding’s hedging activities in the underlying equity, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the stocks included in the underlying equity.

Volatility of the Underlying Equity. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the closing prices of the underlying equity changes during the term of the notes, the market value of the notes may decrease.

Events Involving the Issuer of the Underlying Equity. General economic conditions and earnings results of the issuer of the underlying equity and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yield on the underlying equity increases, we expect that the market value of the notes may decrease because the return on the notes does not reflect dividend payments on the underlying equity. Conversely, if the dividend yield on the underlying equity decreases, we expect that the market value of the notes may increase.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the closing price of the underlying equity the longer the time remaining to maturity. A “time premium” or “discount” results from expectations concerning the closing price of the underlying equity during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the notes.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in the underlying equity or in other instruments, such as options, swaps or futures, based upon the underlying equity. This hedging activity could affect the closing price of the underlying equity and therefore the market value of the notes. It is possible that our affiliates or we may profit from our hedging activity, even if the market value of the notes declines. Profits or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Additionally, due to the inclusion of commissions and projected profit from hedging in the public offering price of the notes, the notes may trade at prices below their initial issue price.

Fees and Projected Hedging Profits. The price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price since the public offering price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the notes declines. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition and Results of Citigroup Funding and Citigroup Inc. Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit rating, financial condition, or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of all payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset or magnify some or all of any change in the market value of the notes attributable to another factor.

The Historical Performance of the Underlying Equity Is Not an Indication of the Future Performance of the Underlying Equity

The historical performance of the underlying equity, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying equity during the term of the notes. Changes in the closing price of the underlying equity will affect the trading price of the notes, but it is impossible to predict whether the closing price of the underlying equity will fall or rise.

The Volatility of the Price of the Underlying Equity May Result in Your Receiving at Maturity Less than the Principal Amount of Your Notes

Volatility is the term used to describe the size and frequency of market fluctuations in the price of the underlying equity. Because the amount of your return on the notes at maturity, if any, depends upon the performance of the underlying equity during the term of the notes, the volatility of the price of the underlying equity may result in your receiving an amount of principal at maturity that is less than the principal amount of the notes and that could be zero. Although the past level of price volatility is not indicative of future price volatility, see “Description of The Mosaic Company— Historical Data on the Common Stock of The Mosaic Company” in this pricing supplement for more information on the historical prices of shares of the underlying equity.

You Will Have No Rights With Respect to the Underlying Equity

Investing in the notes is not equivalent to investing in the underlying equity. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the relevant underlying equity.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the notes it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Market Value of the Notes May Be Affected by Purchases and Sales of the Underlying Equity or Related Derivative Instruments by Affiliates of Citigroup Funding Inc.

Citigroup Funding’s affiliates, including Citigroup Global Markets, may from time to time buy or sell shares of the underlying equity or derivative instruments relating to the underlying equity for their own accounts in connection with their normal business practices. These transactions could affect the closing price of the underlying equity and thus, the market value of the notes.

The Calculation Agent, Which Is an Affiliate of the Issuer, Will Make Determination with Respect to the Notes

Citigroup Global Markets, which is acting as the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial equity price and the final equity price, and calculate the amount of cash you will receive at maturity. Any of these determinations made by Citigroup Global Markets in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing price of the underlying equity in the event of the unavailability, modification or discontinuance of the underlying equity, may adversely affect the payment to you at maturity.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

In anticipation of the sale of the notes, we expect one or more of our affiliates to enter into hedge transactions. This hedging activity will likely involve trading in the underlying equity or in instruments, such as options, swaps or futures, based upon the underlying equity. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Since hedging the obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market value of the notes declines. Additionally, due to the inclusion of commissions and projected profit from hedging in the public offering price of the notes, the notes may trade at prices below their initial issue price.

You Will Have No Rights Against the Issuer of the Underlying Equity

You will have no rights against the issuer of the underlying equity, even though the amount you receive at maturity, if any, will depend on the closing price of the underlying equity. By investing in the notes you will not acquire any shares of the underlying equity and you will not receive any dividends or other distributions, if any, with respect to the underlying equity. The issuer of the underlying equity is not in any way involved in this offering and has no obligations relating to the notes or to the holders of the notes.

Affiliates of Citigroup Funding May Publish Research that Could Affect the Market Value of the Notes

Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding issuer of the underlying equity or other matters that may influence the price of the underlying equity and, therefore, the value of the notes. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the notes. Any of these activities may affect the market value of the notes.

The United States Federal Income Tax Consequences of the Notes Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the notes in another manner that significantly differs from the agreed-to treatment discussed under “Certain United States Federal Income Tax Considerations” in this pricing supplement, and that any such guidance could have retroactive effect.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for February 18, 2009 on the SEC Web site):

¡	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

¡	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

General

The Synthetic Buy-Write Notes Based Upon the Common Stock of The Mosaic Company due March , 2011 (the “Notes”) are equity-linked investments that offer a potential return at maturity based on an upside participation in any increase in the closing price of the common stock of The Mosaic Company during the term of the Notes, subject to a maximum return. The return of the principal amount of your investment in the Notes is not guaranteed. Because the maximum return over the term of the Notes is limited to 15% of the principal amount of the Notes, in no circumstance will the principal payment you receive at maturity be more than approximately $1,150 per note.

At maturity you will receive for each Note you hold a maturity payment, which may be greater than, equal to, or less than your initial investment in the Notes, based on the percentage change in the closing price of the common stock of The Mosaic Company (which we also refer to as the “Underlying Equity”) from the Pricing Date to the Valuation Date. We refer to the percentage change in the closing price of the Underlying Equity from the Pricing Date to the Valuation Date as the Equity Percentage Change. If the closing price of the Underlying Equity on the Valuation Date (which we refer to as the “Final Equity Price”) is greater than the closing price of the Underlying Equity on the Pricing Date (which we refer to as the “Initial Equity Price”), the maturity payment will equal the $1,000 principal amount per Note plus a Note Return Amount equal to the product of (i) $1,000 and (ii) the Equity Percentage Change, subject to a maximum return on the Notes of 15% of the principal amount of the Notes. If the Final Equity Price is equal to the Initial Equity Price, the Note Return Amount will be zero and at maturity you will receive for each Note you then hold the $1,000 principal amount per Note. If the Final Equity Price is less than the Initial Equity Price, at maturity you will receive for each Note you then hold the $1,000 principal amount per Note plus a Note Return Amount equal to the product of (i) $1,000 and (ii) the Equity Percentage Change (which will be negative). Thus, if the Final Equity Price is less than the Initial Equity Price (regardless of the closing price of the Underlying Equity at any other time during the term of the Notes), the principal payment at maturity will be less than your initial investment of $1,000 per Note and your investment will result in a loss of principal. All payments on the Notes are subject to the credit risk of Citigroup Inc.

The Notes will pay quarterly interest at a fixed rate of 12.20% to 12.80% per annum (approximately 6.10% to 6.40% for the term of the notes) (to be determined on the Pricing Date) on December , 2010 and on the maturity date.

The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Notes issued will be $        (        Notes). The Notes will mature on March    , 2011. The Notes will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of $1,000 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will pay interest quarterly on December    , 2010 and on the maturity date, each an Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on that Interest Payment Date will be made on the next succeeding Business Day, unless that day falls in the next calendar month, in which case the Interest Payment Date will be the first preceding Business Day. Such payment will have the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of delayed payment.

Payment of Principal at Maturity

The Notes will mature on March    , 2011. Subject to the credit risk of Citigroup Inc., at maturity you will receive for each Note you hold an amount in cash equal to $1,000 plus a Note Return Amount, which may be positive, zero or negative. Because the Note Return Amount may be negative, the principal payment at maturity could be less than the $1,000 principal amount per Note, in which case, your investment will result in a loss of principal.

Note Return Amount

The Note Return Amount will be based on the Equity Percentage Change of the Underlying Equity. The Equity Percentage Change will equal the following fraction:

Final Equity Price – Initial Equity Price
Initial Equity Price

The Initial Equity Price will equal the closing price of the Underlying Equity on the Pricing Date.

The Final Equity Price will equal the closing price of the Underlying Equity on the Valuation Date.

The Pricing Date means the date on which the Notes are priced for initial sale to the public.

The Valuation Date means the third Trading Day before the Maturity Date.

The Note Return Amount will depend on whether the Equity Percentage Change is positive, zero or negative:

•	If the Equity Percentage Change is positive, then the Note Return Amount will equal:

$1,000 × Equity Percentage Change,

subject to the maximum return on the Notes.

Because the maximum return on the Notes is limited to 15% of the principal amount of the Notes, in no circumstance will the principal payment you receive at maturity exceed $1,150 per Note.

•	If the Equity Percentage Change is zero, then the Note Return Amount will be zero.

•	If the Equity Percentage Change is negative, then the Note Return Amount will be negative and will equal:

$1,000 × Equity Percentage Change.

If the Final Equity Price of the Underlying Equity is not available on the Valuation Date because of a Market Disruption Event or otherwise, the closing price of the Underlying Equity for that Trading Day, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the closing price of the Underlying Equity obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such closing price available to the Calculation Agent. The determination of the closing price of the Underlying Equity by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day immediately prior to the maturity date.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the Underlying Equity (or any other security for which a Closing Price or Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the Underlying Equity (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

The “closing price” of the Underlying Equity (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the Underlying Equity (or that other security) is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the Underlying Equity common stock (or that other security) is listed or admitted to trading, or (2) if the Underlying Equity (or that other security) is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the stock or that other security is listed or admitted to trading on such exchange), the last quoted bid price for the Underlying Equity (or that other security) in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the Underlying Equity (or that other security) obtained from as many dealers in such the Underlying Equity or security (which may include Citigroup Global Markets or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment at maturity, calculated as though the maturity of the Notes were the date of early repayment. See “—Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a

Note will be capped at the maturity payment, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is                .

Calculation Agent

The calculation agent for the Notes will be Citigroup Global Markets, an affiliate of Citigroup Funding. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Dilution Adjustments

The Initial Equity Price will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as Calculation Agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If the issuer of the Underlying Equity, after the Pricing Date:

(1) pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value),

(2) subdivides or splits its outstanding common stock into a greater number of shares,

(3) combines its outstanding common stock into a smaller number of shares, or

(4) issues by reclassification of its common stock any share of other common stock of the issuer of the Underlying Equity,

then, in each of these cases, the Initial Equity Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of the issuer of the Underlying Equity, and the denominator of which will be the number of shares of common stock outstanding immediately before the event.

If an issuer of the Underlying Equity, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Initial Equity Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Initial Equity Price will be further adjusted to equal the Initial Equity Price which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered.

If the issuer of the Underlying Equity, after the Pricing Date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Initial Equity Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of common stock, and the denominator of which will be the Then-Current Market Price of one share of common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the Underlying Equity consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the Calculation Agent by reference to the Trading Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets, whose determination will be final.

If the issuer of the Underlying Equity, after the Pricing Date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of the common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Initial Equity Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date.

For the purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of the Underlying Equity other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the Underlying Equity have the option to receive either a number of shares of its common stock or a fixed amount of cash.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets, whose determination will be final) of all other consideration paid by the issuer of the Underlying Equity with respect to one share of common stock acquired in a tender offer or exchange offer by the issuer of the Underlying Equity, over (y) the Then-Current Market Price of the common stock.

Each dilution adjustment will be effected as follows:

•

in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Equity entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the issuer of the Underlying Equity,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•

in the case of any Excess Purchase Payment for which the issuer of the Underlying Equity announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Initial Equity Price will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the issuer of the Underlying Equity, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Initial Equity Price will be further adjusted to the Initial Equity Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Initial Equity Price will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the Calculation Agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the Calculation Agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•

any consolidation or merger of the issuer of the Underlying Equity, or any surviving entity or subsequent surviving entity of the issuer of the Underlying Equity, with or into another entity, other than a merger or consolidation in which the issuer of the Underlying Equity is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the issuer of the Underlying Equity or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of the issuer of the Underlying Equity or any successor as an entirety or substantially as an entirety,

•

any statutory exchange of securities of the issuer of the Underlying Equity or any successor of the issuer of the Underlying Equity with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of the issuer of the Underlying Equity or any successor of the issuer of the Underlying Equity,

the Initial Equity Price of the Underlying Equity on the Valuation will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the sum of (1), (2) and (3), below:

1.	for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

2.	for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets, whose determination will be final, and

3.	for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of common stock of these Marketable Securities on the Valuation Date multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Notes that would have required an adjustment as described above, had it occurred with respect to the Underlying Equity or the issuer of the Underlying Equity. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the Calculation Agent may determine.

Citigroup Global Markets will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the holders of the Notes with notice of any such adjustment.

DESCRIPTION OF THE MOSAIC COMPANY

General

According to publicly available documents, The Mosaic Company (“Mosaic”) is a producer and marketer of concentrated phosphate and potash crop nutrients for the global agriculture industry. Mosaic is currently subject to the information requirements of the Securities Exchange Act. Accordingly, Mosaic files reports (including its Annual Report on Form 10-K for the fiscal year ended May 31, 2010) and other information with the SEC. Mosaic’s registration statements, reports and other information are available to the public from the SEC’s website at http:///www.sec.gov (File No. 001-32327), or may be inspected and copied at the offices of the SEC at the locations listed in the section “Prospectus Summary – Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of Mosaic’s publicly available documents nor made any due diligence investigation or inquiry of Mosaic in connection with the offering of the Notes. We make no representation that the publicly available information about Mosaic is accurate or complete.

The Notes represent obligations of Citigroup Funding only. Mosaic is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

Historical Data on the Common Stock of The Mosaic Company

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of the Underlying Equity, as well as the cash dividends paid per share of the Underlying Equity, from January 3, 2005 through September 17, 2010. These historical data on the Underlying Equity are not indicative of the future performance of the Underlying Equity or what the market value of the Notes may be. Any historical upward or downward trend in the closing price of the Underlying Equity during any period set forth below is not an indication that the closing price of the Underlying Equity is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Dividend
2005
Quarter
First	$16.79	$14.56	$0.00
Second	15.77	12.15	0.00
Third	17.47	14.81	0.00
Fourth	15.02	12.43	0.00
2006
Quarter
First	16.58	13.63	0.00
Second	16.67	13.60	0.00
Third	16.53	13.77	0.00
Fourth	22.11	16.04	0.00
2007
Quarter
First	27.28	19.25	0.00
Second	38.95	26.16	0.00
Third	52.14	33.72	0.00
Fourth	93.37	47.66	0.00
2008
Quarter
First	114.04	77.95	0.00
Second	156.92	97.58	0.00
Third	141.93	62.10	0.05
Fourth	65.77	21.73	0.05
2009
Quarter
First	46.96	31.32	0.05
Second	55.40	37.22	0.05
Third	53.71	39.62	0.05
Fourth	61.69	44.77	1.35
2010
Quarter
First	66.70	53.51	0.05
Second	58.33	38.98	0.05
Third (through September 17)	60.55	38.90	0.05

On September 17, 2010, the closing price of the Underlying Equity was U.S.$60.02.

The following graph illustrates the historical performance of the Underlying Equity based on the closing price thereof on each Trading Day from January 3, 2005 through September 17, 2010. Past movements of the Underlying Equity are not indicative of future closing prices of the Underlying Equity.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences that may be relevant to initial holders of the Notes who will hold the Notes as capital assets. All references to “holders” are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing a Note, each holder agrees with Citigroup Funding to treat a Note for U.S. federal income tax purposes as a cash-settled prepaid forward contract subject to a cap, on the value of the Underlying Equity on the Valuation Date, pursuant to which forward contract, at maturity each holder will receive the cash value of the Underlying Equity subject to certain adjustments, and under the terms of which contract (a) at the time of issuance of the Note the holder deposits irrevocably with Citigroup Funding a fixed amount of cash equal to the purchase price of the Note as an interest bearing deposit, and (b) at maturity such cash deposit unconditionally and irrevocably will be applied by Citigroup Funding in full satisfaction of the holder’s obligation under the forward contract, and Citigroup Funding will deliver to the holder the cash value of the Underlying Equity pursuant to the terms of the Note. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to a holder.

United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the Notes (a “U.S. Holder”), under the characterization of the Notes agreed to above.

Under the above characterization of the Notes, at maturity or upon the sale or other taxable disposition of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized at maturity or upon the sale or other taxable disposition and the U.S. Holder’s tax basis in the Note. Such gain or loss generally will be short-term capital gain or loss. A holder’s tax basis in the Notes generally will equal the holder’s cost for such Notes.

Payments of interest on the Notes will be taxable to a U.S. Holder as ordinary income at the time that such payments are accrued or received in accordance with the U.S. Holder’s method of tax accounting.

Alternative Characterizations. Due to the absence of authority as to the proper characterization of the Notes and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above.

It is possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

Non-United States Holders

In the case of a holder or beneficial owner of Notes that is not a U.S. Holder (a “Non-U.S. Holder”) and does not hold more than 5% in value of either the outstanding Notes or the outstanding shares of the Underlying Equity, any payments made with respect to the Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain realized upon the maturity, sale or other disposition of the Notes by a Non-U.S. Holder, unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (or, where a tax treaty applies, is attributable to a United States permanent establishment), or in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to Non-U.S. Holders under the Notes.

Estate Tax

In the case of a holder of a Note that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of a Note should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

Backup Withholding and Information Reporting

A holder of the Notes may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets $        principal amount of the Notes (        Notes) for $1,000 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

Please also refer to the section “ERISA Matters” in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

Synthetic Buy-Write Notes

Based Upon the Common Stock of

The Mosaic Company

Due March     , 2011

($1,000 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

                     , 2010

(Including Prospectus Supplement

dated February 18, 2009 and

Prospectus dated February 18, 2009)